SEC 1745 (6-01)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No.    2)*

Ashford.com, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

004093102

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index Contained on Page 23

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Partners II, L.P. (“BCP II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
9,066,924 shares, except that Benchmark Capital Management Co. II, L.L.C. (“BCMC II”), the general partner of BCP II, may be deemed to have sole power to vote these shares, and Alexandre Balkanski (“Balkanski”), David M. Beirne (“Beirne”), Bruce W. Dunlevie (“Dunlevie”), J. William Gurley (“Gurley”), Kevin R. Harvey (“Harvey”), Robert C. Kagle (“Kagle”), Andrew S. Rachleff (“Rachleff”) and Steven M. Spurlock (“Spurlock”), the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
9,066,924 shares, except that BCMC II, the general partner of BCP II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,066,924

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 16.7%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund II, L.P. (“BFF II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,073,524 shares, except that BCMC II, the general partner of BFF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,073,524 shares, except that BCMC II, the general partner of BFF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,073,524

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 2.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund II-A, L.P. (“BFF II-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
569,402 shares, except that BCMC II, the general partner of BFF II-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
569,402 shares, except that BCMC II, the general partner of BFF II-A may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 569,402

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 1.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Members Fund II, L.P. (“BMF II”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
152,327 shares, except that BCMC II, the general partner of BMF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
152,327 shares, except that BCMC II, the general partner of BMF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 152,327

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Management Co. II, L.L.C. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
10,862,177 shares, of which 9,066,924 are directly owned by BCP II, 1,073,524 are directly owned by BFF II, 569,402 are directly owned by BFF II-A and 152,327 shares are directly owned by BMF II.  BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
10,862,177 shares, of which 9,066,924 are directly owned by BCP II, 1,073,524 are directly owned by BFF II, 569,402 are directly owned by BFF II-A and 152,327 shares are directly owned by BMF II.  BCMC II, the general partner of BCP II, BFF II, BFF II-A and BMF II, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC II, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,862,177

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.0%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Partners IV, L.P. (“BCP IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
168,229 shares, except that Benchmark Capital Management Co. IV, L.L.C. (“BCMC IV”), the general partner of BCP IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
168,229 shares, except that BCMC IV, the general partner of BCP IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 168,229

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund IV, L.P. (“BFF IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
61,543 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
61,543 shares, except that BCMC IV, the general partner of BFF IV, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 61,543

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund IV-A, L.P. (“BFF IV-A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
8,570 shares, except that BCMC IV, the general partner of BFF IV-A, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
8,570 shares, except that BCMC IV, the general partner of BFF IV-A may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,570

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Founders’ Fund IV-B, L.P. (“BFF IV-B”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
1,873 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
1,873 shares, except that BCMC IV, the general partner of BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,873

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Benchmark Capital Management Co. IV, L.L.C. Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
240,215 shares, of which 168,229 are directly owned by BCP IV, 61,543 are directly owned by BFF IV, 8,570 are directly owned by BFF IV-A and 1,873 shares are directly owned by BFF IV-B.  BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to vote these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
240,215 shares, of which 168,229 are directly owned by BCP IV, 61,543 are directly owned by BFF IV, 8,570 are directly owned by BFF IV-A and 1,873 shares are directly owned by BFF IV-B.  BCMC IV, the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, may be deemed to have sole power to dispose of these shares, and Balkanski, Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC IV, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 240,215

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Alexandre Balkanski (“Balkanski”)

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization French Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 3,371 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 3,371shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,105,763

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David M. Beirne

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 11,656 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 11,656 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,114,048

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Bruce W. Dunlevie

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 18,399 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 18,399 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,120,791

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) J. William Gurley

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,686 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 1,686 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,104,078

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Kevin R. Harvey

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 132,399 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 132,399 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,234,791

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.7%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Robert C. Kagle

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 13,341 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 13,341 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,115,733

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Andrew S. Rachleff

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 14,899 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 14,899 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,117,291

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 004093102

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven M. Spurlock

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,373 shares.

6.

Shared Voting Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to vote these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 10,373 shares.

8.

Shared Dispositive Power
11,102,392 shares, of which 9,066,924 are directly owned by BCP II; 1,073,524 are directly owned by BFF II; 569,402 are directly owned by BFF II-A; 152,327 are directly owned by BMF II; 168,229 are directly owned by BCP IV; 61,543 are directly owned by BFF IV; 8,570 are directly owned by BFF IV-A; and 1,873 are directly owned by BFF IV-B.  BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to dispose of these shares.  BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A, and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,112,765

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

11.	Percent of Class Represented by Amount in Row (9) 20.5%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders’ Fund II, L.P., Benchmark Founders’ Fund II–A, L.P., Benchmark Members’ Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV–A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C., and Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven M. Spurlock.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
	(b)	Percent of class: See Row 11 of cover page for each Reporting Person.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
		(ii)	Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
		(iii)	Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
		(iv)	Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

SIGNATURES

                                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2002

BENCHMARK CAPITAL PARTNERS II, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND II, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND II-A, L.P., a Delaware Limited Partnership

BENCHMARK MEMBERS’ FUND II, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. II, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

BENCHMARK CAPITAL PARTNERS IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-A, L.P., a Delaware Limited Partnership

BENCHMARK FOUNDERS’ FUND IV-B, L.P., a Delaware Limited Partnership

BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Liability Company

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Managing Member

ALEXANDRE BALKANSKI

DAVID M. BEIRNE

BRUCE W. DUNLEVIE

J. WILLIAM GURLEY

KEVIN R. HARVEY

ROBERT C. KAGLE

ANDREW S. RACHLEFF

STEVEN M. SPURLOCK

By:	/s/ Steven M. Spurlock
Steven M. Spurlock
Attorney-in-Fact*

*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 06/04/2001

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	24

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Ashford.com,  Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.